Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 109 to the Registration Statement (Form N-1A, No. 2-89729) of Morgan Stanley Institutional Fund Trust and to the incorporation by reference of our reports, dated November 27, 2012 on Core Fixed Income Portfolio, Core Plus Fixed Income Portfolio, Corporate Bond Portfolio, Global Strategist Portfolio, High Yield Portfolio, Limited Duration Portfolio, and Mid Cap Growth Portfolio (the seven portfolios comprising the Morgan Stanley Institutional Fund Trust) included in the Annual Reports to Shareholders for the fiscal year ended September 30, 2012.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
January 24, 2013